Exhibit 21.1

Subsidiaries

Ecosphere Systems, Inc., Florida
Ecosphere Energy Services, LLC, Delaware
Ecosphere Envirobotic Solutions, Inc., Florida
Ecosphere Exploration and Mining Services LLC, Delaware
Ecosphere Renewable Energy Corp., Florida